Exhibit 99.1

SemGroup Energy Partners, L.P. Announces Fourth-Quarter and Full Year 2008 Results

Tulsa, Okla. – July 2, 2009 /BUSINESS WIRE/ –

SemGroup Energy Partners, L.P. (“SGLP”) (Pink Sheets: SGLP.PK) today announced a net loss of $1.7 million on total revenues of $42.9 million for the quarter ended December 31, 2008, as compared to net income of $7.3 million on total revenues of $30.2 million for the quarter ended December 31, 2007.

For the year ended December 31, 2008, total revenues were $192.2 million compared with $74.6 million in 2007, an increase of 158 percent. SGLP recorded net income of $17.8 million in 2008 compared with a net loss of $12.9 million by SGLP and its predecessor in 2007. The predecessor did not record any revenue associated with the gathering and transportation and terminalling and storage services provided on an intercompany basis, but did recognize the costs of providing such services.

SGLP’s 2008 results were impacted by the bankruptcy filings of SemGroup, L.P. (the “Private Company”) and certain of its subsidiaries.  SGLP is not a party to these bankruptcy filings.

Since December 31, 2008, SGLP:

•
settled certain matters between  the Private Company and SGLP (the “Settlement”), pursuant to which the parties entered into new agreements governing their relationship and transferred ownership of certain assets;

•
entered into a Consent, Waiver and Amendment to its Credit Agreement (the “Credit Agreement Amendment”) with its lenders, under which the lenders consented to the Settlement and waived all existing defaults and events of default described in SGLP’s forbearance agreement and amendments thereto;

•	entered into storage contracts or leases with third party customers relating to 45 of its 46 asphalt facilities; and
•	has continued to pursue opportunities to provide crude oil terminalling and storage services, crude oil gathering and transportation services and asphalt services to third parties.

For further discussion of the Settlement, the Credit Agreement Amendment and the Private Company’s bankruptcy filings, including the impact of such bankruptcy filings and related events upon SGLP, please see SGLP’s annual report on Form 10-K for the year ended December 31, 2008 (the “2008 10-K”), which was filed today with the Securities and Exchange Commission. Additionally, the independent auditor’s opinion included in SGLP’s financial statements for the year ended December 31, 2008 included in the 2008 10-K contains a “going concern” qualification. The qualification states that SGLP “has substantial long-term debt, a deficit in partners’ capital, significant litigation uncertainties, and other issues, which raise substantial doubt about its ability to continue as a going concern.”

Kevin Foxx, SemGroup Energy Partners president and chief executive officer, said, “Our operating results were obviously negatively affected by the Private Company’s filing for bankruptcy. In this challenging environment, we have focused our efforts on third party agreements for our crude oil terminalling and storage, crude oil gathering and transportation and asphalt services businesses independent of the Private Company. We now look forward to the opportunity to get back to our goal of growing our business and being a leading provider of services in the crude oil and asphalt industry.”

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements concerning plans and objectives of management for future operations or economic performance or assumptions related thereto) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, ability to continue as a going concern, uncertainties relating to the Private Company’s bankruptcy filings, uncertainties relating to the Settlement and the Credit Agreement Amendment, uncertainties relating to SGLP’s future cash flows, uncertainties relating to pursuing strategic alternatives for SGLP’s business, insufficient cash from operations, uncertainties related to pending legal proceedings, market conditions, governmental regulations, uncertainties related to future taxation and factors discussed in SGLP’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. SGLP undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About SemGroup Energy Partners, L.P.

SGLP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 8.2 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.8 million barrels of which are located at the Cushing, Oklahoma interchange, approximately 1,150 miles of crude oil pipeline located primarily in Oklahoma and Texas, over 200 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.4 million barrels of combined asphalt and residual fuel storage located at 46 terminals in 23 states. SGLP provides crude oil and liquid asphalt cement terminalling and storage services and crude oil gathering and transportation services. SGLP is based in Tulsa, Oklahoma. For more information, visit SGLP’s web site at www.SGLP.com.

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Results of Operations

The following table summarizes the financial results for the three and twelve months ended December 31, 2007 and 2008:

SemGroup Energy Partners, L.P. – Consolidated Statements of Operations
(in thousands, except per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2008	2007	2008
Service revenue:
Third party revenue	$4,456	$22,073	$28,303	$48,295
Related party revenue	25,731	20,823	46,262	143,885
Total revenue	30,187	42,896	74,565	192,180
Expenses:
Operating	17,072	23,552	67,182	103,510
Allowance for doubtful accounts	-	121	-	568
General and administrative	2,580	9,841	13,595	43,085
Total expenses	19,652	33,514	80,777	147,163
Operating income (loss)	10,535	9,382	(6,212)	45,017
Other expenses:
Interest expense	3,191	11,046	6,560	26,951
Income (loss) before income taxes	7,344	(1,664)	(12,772)	18,066
Provisions for income taxes	79	64	141	291
Net income (loss)	$7,265	$(1,728)	$(12,913)	$17,775
Allocation of net income (loss) to limited and subordinated partners:
Net loss attributed to SemGroup Energy Partners Predecessor	$-	$-	$(26,118)	$-
General partner interest in net income (loss)	$145	$(34)	$264	$3,334
Net income (loss) allocable to limited and subordinated partners	$7,120	$(1,694)	$12,941	$14,441

Basic and diluted net income (loss) per common unit	$0.31	$(0.05)	$0.55	$0.46
Basic and diluted net income (loss) per subordinated unit	$0.21	$(0.05)	$0.40	$0.46

Weighted average common units outstanding - basic and diluted	14,375	21,557	14,375	20,401
Weighted average subordinated partners’ units outstanding - basic and diluted	12,571	12,571	12,571	12,571

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SGLP Investor Relations Contact:
Brian Cropper
Phone: 918.237.4032
Email: investor@sglpenergy.com